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                                                                   Exhibit 10.37



                              EMPLOYMENT AGREEMENT

         AGREEMENT, made as of the 29th day of January, 1996, by and between Rio Sportswear, Inc. and Calvin Klein Jeanswear Company, Inc., located at 1385 Broadway, New York, NY (collectively the "Companies") and John J. Jones, an individual ("Executive").

                                   WITNESSETH:

         WHEREAS, the Companies are engaged in the business of distributing, manufacturing, marketing and selling jeans and sportswear (the "Business");

         WHEREAS, Executive has represented that he has all of the expertise, background and experience as will enable him to perform all of the duties and execute all of the responsibilities contemplated by this Agreement;

         WHEREAS, based on such representations the Companies wish to employ Executive as General Counsel upon the terms and conditions hereinafter set forth; and

         WHEREAS, Executive wishes to be so employed by the Companies;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement herein contained , the Companies and Executive hereby agree as follows:

         1. Employment: The Companies hereby agree to employ Executive, and Executive agrees to serve, subject to the provisions of this Agreement, as an employee of the Companies. Executive shall perform such duties and responsibilities as are from time to time assigned to Executive by the Chief Executive Officer and/or the Board of Directors of the Companies. Executive hereby agrees to devote substantially all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently, and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the company's employees. Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Companies. Without limiting the generality of the foregoing, Executive shall perform the duties associated with the position of General Counsel of the Companies.

         2. Term: This Agreement shall commence on January 29, 1996, and shall expire on January 29, 1998. This Agreement shall automatically renew for additional one (1) year periods beginning January 29, 1998 (and thereafter on each January 29 for all subsequent years) unless on or before the August 29 immediately preceding any January 29 renewal date, the Companies shall give written notice that they do not wish to renew the agreement for an additional year. This Agreement may be sooner terminated in accordance with Section 9 hereof.

         3.   Compensation:

              (a)   Salary:   Executive's salary shall be at the annual rate of
$175,000, payable in accordance with the Companies' regular payroll practices. All applicable withholding taxes shall be deducted from such payments. The
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Companies shall review Executive's salary annually to determine if Executive's salary should be increased. The decision to increase Executive's salary and any increase in Executive's salary shall be in the sole discretion of the Companies.

              (b)   Bonus:    Executive shall receive as annual compensation an
annual bonus of an amount determined in the discretion of the Companies. The bonus shall be paid no later than January 29 each year commencing January 29, 1997.

         4. Benefits: During Executive's employment with the Companies, Executive shall be entitled to participate in any and all current or future retirement, profit-sharing, medical, health, disability, or life insurance program, or other group employee benefit plans and arrangements as are, or may be, made available by the Companies to their senior executive employees.

         5.   Vacation:  Executive shall be entitled to paid vacation of four
(4) weeks annually. Such vacation shall be taken at such times as will interfere as little as possible with the performance of Executive's duties hereunder.

         6. Expenses: The Companies will reimburse Executive for reasonable and necessary business expenses of Executive for travel, meals and similar items incurred in connection with the performance of Executive's duties, and which are consistent with such guidelines as the senior executive officers and/or the Board of Directors of the Companies may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon presentation to the Companies of appropriate vouchers or receipts. The Companies shall reimburse Executive for expenses associated with maintaining Executive's bar admissions in New York and Massachusetts and for expenses associated with continuing legal education seminars which are related to the performance of Executive's duties hereunder. The Companies shall reimburse Executive for expenses associated with relocating from Boston to New York in connection with the commencement of Executive's duties under this Agreement.

         7. Stock Options: In the event the Companies shall offer their executive employees the opportunity to participate in a stock option plan, such opportunity also shall be offered to Executive. Executive shall be entitled to receive such options as are appropriate for someone in his position with similar duties, but in no event less than three percent of the total number of options granted to its employees. Such options shall have an exercise price no greater than the IPO price. Nothing herein shall require Companies to initiate a stock option plan. Notwithstanding any other provision of this Agreement, Executive's rights under this section, including, without limitation the right to receive stock options pursuant to a plan offered by the Companies, shall terminate upon the termination of Executive's employment with the Companies for any reason and regardless of whether Executive continues to receive any other compensation or benefit after such termination.

         8.   Confidentiality, Non-Competition, etc.:

              (a) Executive acknowledges that: (i) the Business is intensely competitive and that Executive's employment by the Companies will require that Executive have access to and knowledge of confidential information of the Companies, including, but not limited to, the identity of the Companies' customers, the identity of representatives of the customers with whom the
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Companies have dealt, the kinds of services provided by the Companies to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information concerning the creation, acquisition or disposition of products and services, customers maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the "Confidential Information"); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Companies would place the Companies at a competitive disadvantage and would do damage, monetary or otherwise, to the Companies' business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 8 may constitute improper appropriation and/or use of such information and trade secrets. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Companies. Accordingly, the Companies and Executive agree as follows:

              (b) For purposes of this Section 8, the Companies shall be construed to include the Companies and their parents, subsidiaries and affiliates engaged in the Business.

              (c) During Executive's employment and at all times after the termination of Executive's emloyment, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein. Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Companies at any time upon request by the Companies and upon the termination of his employment for any reason.

              (d) Executive shall not, so long as he is employed by the Companies, engage in "Competition" with the Companies. For purposes of this Agreement, Competition by Executive shall mean Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the business of the Companies as the same shall be constituted at any time during or following his employment.

              (e) For so long as Executive continues to receive compensation under the terms of this Agreement following the termination of Executive's employment for any reason, Executive shall not engage in Competition, as defined above, with the Companies in any locality or region of the United States in which the Companies had operations at the time of, or within six (6) months prior to, Executive's termination, or in which, during the six (6) month period prior to Executive's termination, the Companies had made substantial plans with the intention of establishing operations in such locality or region and such plans were known or should have been known by Executive; provided that, it shall not be a violation of this agreement for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing
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corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

              (f) For so long as Executive continues to receive compensation under the terms of this Agreement following the termination of Executive's employment for any reason, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                       (i) solicit from any customer doing business with the Companies as of Executive's termination, business of the same or of a similar nature to the business of the companies with such customer;

                       (ii) solicit from any known potential customer of the Companies business of the same or of a similar nature to that which has been the subject ot a known written or oral bid, offer or proposal by the Companies, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termination;

                       (iii) solicit the employment or services of, or hire, any
              person who was known to be employed by or was a known consultant to the Companies upon Executive's termination of Executive's employment, or within six (6) months prior thereto;

                       (iv) otherwise knowingly interfere with the business or accounts of the Companies.

              (g) Executive acknowledges that the services to be rendered by him to the Companies are of a special and unique character, which gives this Agreement a peculiar value to the Companies, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 8 will cause the Companies irreparable injury. Executive therefore agrees that the Companies may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

              (h) Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Companies.

         9.   Termination:

              (a) Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:
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                           (i)    the date of Executive's death or adjudicated
              incompetency;

                           (ii) the date on which the Companies shall give Executive notice of termination on account of Disability (as hereinafter defined);

                           (iii) the date on which the Companies shall give Executive notice of termination for Cause specifying that Cause;

                           (iv) expiration of the term following proper notice of non-renewal by the Companies, in which event Executive shall be entitled to receive as his sole and exclusive remedy:

                                      a.   a severance payment less taxes equal
                    to one month of Executive's compensation for the last year of employment under this Agreement multiplied by the number of years Executive has been employed by the Companies (paid in installments at such times as Executive would normally receive payroll checks as though employed through the severance payment period); and

                                      b.   coverage in the Companies' employee
                    benefit plans for one (1) year on the same basis as set forth in Section 6 hereof, provided, however, that coverage in the Companies' employee benefit plans at the expense of the Companies shall terminate immediately upon Executive becoming employed or receiving benefit coverage from another source after termination of his employment hereunder; or

                           (v) the date on which the Companies shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above, in which event Executive shall be entitled to receive, as his sole and exclusive remedy provided that he continues to comply with his obligations under Section 8 herein, a severance payment less taxes in an amount equal to one year of Executive's compensation hereunder at the time notice of termination is given to Executive paid in installments at such times as Executive would normally receive payroll checks as through employed through the severance payment period; and coverage in the Companies' employee benefit plans on the same basis as set forth in Section 6 hereof so long as Executive receives payments this subsection, provided, however, that during the period Executive is receiving severance payments pursuant to this subsection, coverage in the Companies' employee benefit plans shall terminate immediately upon Executive becoming employed or receiving benefit coverage from another source after termination of his employment hereunder.

              (b) The Companies shall be entitled at any time, upon notice to Executive, to terminate his employment hereunder on account of the Disability of Executive or for Cause, and, in either of such events, or in the event that Executive's employment hereunder shall terminate on account of the death or
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adjudicated incompetency of Executive, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned or unpaid salary and payment for unused vacation days, through the date of termination. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder with respect to any period after such termination, except that in the event that Executive's employment is terminated hereunder on account of the Disability of Executive, Executive shall be entitled to receive a payment less taxes equal to six (6) months of the salary Executive was receiving at the time of such termination (paid in installments at such times as Executive would normally receive payroll checks as though employed) and a continuation for six (6) months of the benefits as set forth in Section 4 herein.

              (c) For purposes of this Agreement, "Disability" shall mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform the services required to be performed under this Agreement for (i) one hundred eighty (180) consecutive days, or (ii) a period or periods aggregating more than one hundred eighty (180) days in any twelve consecutive months. In any such event, the Companies, in their sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Companies from time to time.

              (d) For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following, as reasonably and in good faith determined by the Companies:

                           (i) the willful failure, neglect or refusal by Executive to perform his duties hereunder (including, without limitation Executive's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction);

                           (ii) any willful, intentional or reckless act by Executive having the effect of materially injuring the business or reputation of the Companies, any of their parents, subsidiaries or affiliates;

                           (iii) willful misconduct by Executive, including insubordination, in respect of the duties or obligations of Executive under this Agreement;

                           (iv) Executive's conviction for a felony (including entry of a nolo contendere plea);

                           (v) any misappropriation or embezzlement of the property of the companies and their affiliates and subsidiaries (whether or not a misdemeanor or felony); and

                           (vi) a material breach of any one or more of the covenants of this Agreement by Executive;

provided, however, that before Executive is terminated for Cause the Companies shall notify
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Executive at least five (5) days in advance of the Companies' intention to terminate Executive for Cause and, where the conduct resulting in Cause can be cured, the Companies shall allow Executive an opportunity to cure such conduct within the five (5) day notice period before terminating Executive's employment in accordance with this paragraph.

         10. Return of Companies Property: Executive agrees that following the termination of his employment for any reason, he shall return all property of the Companies, their subsdiaries and affiliates which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other mateirals or equipment supplied by the Companies to Executive.

         11. Compensation in Event of Termination; Survival: Upon termination of this Agreement for any reason, this Agreement shall terminate and the Companies shall have no further obligation to Executive except to the extent Executive is otherwise entitled to any unpaid compensation or benefits hereunder, insurance coverage in accordance with applicable law and this Agreement, and severance pay as provided herein; provided that the provisions set forth in Sections 8 and 10 hereof shall remain in full force and effect after the termination of Executive's employment, notwithstanding the expiration or termination of this Agreement.

         12. Entire Agreement: This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

         13. Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach of default.

         14. Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

         15. Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

               If to the Companies:
                                    Rio Sportswear, Inc.,
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                                    Calvin Klein Jeanswear Company
                                    1385 Broadway
                                    New York, New York 10018
                                    Attention: Arnold Simon

               If to Executive:
                                    John J. Jones III
                                    415 E. 37th Street
                                    Apt. 5A
                                    New York, New York 10016

         or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

         16.    Governing Law:    This Agreement shall be governed by and
construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions.

         17.    Descriptive Headings:     The paragraph headings contained
herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
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         18.    Counterparts:     This Agreement may be executed in one or more
counterparts, which, together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

         RIO SPORTSWEAR, INC.                     THE EXECUTIVE


By:
         --------------------------               ------------------------------
Name:
Title:

         CALVIN KLEIN JEANSWEAR COMPANY


By:
         -------------------------
Name:
Title: